Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post Effective Amendment No.1 to the Registration Statement (Form F-1 No. 333-237443) and related Prospectus of Can-Fite Biopharma Ltd. and to the incorporation by reference therein of our report dated June 1, 2020 with respect to the consolidated financial statements of Can-Fite Biopharma Ltd. included in its Report (Form 6-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission on June 1, 2020.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
August 28, 2020	A Member of Ernst & Young Global